Exhibit 10.2

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

October 14, 2014

Dear Ms. Clark,

On behalf of the entire Board of Directors (the “Board”) of Giraffe Holding, Inc. (the “Company” and together with the Affiliates (as defined below), the “Companies”), we would like to invite you to join the Board as a director. This letter summarizes certain of the terms and conditions related to such service. Please note that the offer contained herein is conditioned upon and subject to successful completion of a background check.

I. Annual Retainer Fee.

In consideration for your service as a member of the Board, you will receive a cash retainer fee of $60,000 for each fiscal year of the Company, payable in arrears in four equal installments at the end of each fiscal quarter of the Company, subject to your continuing to serve on the Board through the end of each such fiscal quarter.

II. Service on Boards of Company Affiliates.

In addition to serving on the Board, you are also invited to serve on the boards of directors of The Gymboree Corporation, Giraffe Intermediate A, Inc. and Giraffe Intermediate B, Inc. (the “Affiliates”). From time to time, you may be asked to serve on the board of directors (or a similar managing board) or a committee of such board of certain other entities affiliated with the Company. You will not be entitled to any additional compensation for your service on the board of any Affiliate or of any such other board or any committee.

III. Stock Option Grant

In respect of your service on the Board, you will receive a one-time grant of 12,500 options to purchase units of the Company’s common stock (with each unit consisting of nine shares of class A common stock and one share of class L common stock) on or promptly following the date of the first regularly scheduled board meeting you attend. The stock options will have a per unit exercise price equal to the fair market value of a unit of Company’s common stock on the date of grant, and will vest over five years, subject to your continued service on the Board as of the applicable vesting date, and will be subject to such other terms as are described in a definitive stock option agreement evidencing such grant.

IV. Directors’ Liability Insurance and Indemnification.

The Company will provide you with customary directors’ liability insurance. In addition, the Company’s corporate documents include customary director’s indemnification provisions and you will be offered a separate indemnification agreement from the Company.

V. Expense Reimbursement.

You will be eligible for reimbursement of reasonable travel and other expenses relating to your service on the Board and any committee of the Board of each of the Companies pursuant to the terms of The Gymboree Corporation travel and expense reimbursement policy, as applicable and as amended from time to time.

VI. Reelection to the Board; Term.

You will be appointed to the Board to serve in accordance with the Company’s bylaws. Thereafter, you will be subject to reelection and may be removed at any time, with or without cause, in accordance with the Company’s bylaws. Upon request by the Board, you agree that you will promptly resign from the boards of all entities and any committees of the board affiliated with the Company.

VII. Other.

The Board reserves the right to amend its compensation programs for directors from time to time in its sole discretion.

If the terms of this Agreement are acceptable to you, please promptly sign, date and return it to the General Counsel of the Company.

THE GYMBOREE CORPORATION:

Mark Breitbard
Chief Executive Officer

Accepted and Agreed:

Maxine Clark

October , 2014